EXHIBIT 12.5

                WEST TEXAS UTILITIES COMPANY
             RATIO OF EARNINGS TO FIXED CHARGES
         FOR THE TWELVE MONTHS ENDED JUNE 30, 1996
                  (Thousands Except Ratio)
                        (Unaudited)

Operating Income                                              $60,331

Adjustments:
  Income taxes                                                  2,362
  Provision for deferred income taxes                           3,089
  Deferred investment tax credits                              (1,321)
  Utility plant development costs, net of tax                 (10,917)
  Other income and deductions                                    (867)
  Allowance for borrowed and equity funds
    used during construction                                    1,227

        Earnings                                              $53,904


Fixed Charges:
  Interest on long-term debt                                  $21,867
  Interest on short-term debt and other                         4,701

        Fixed Charges                                         $26,568


Ratio of Earnings to Fixed Charges                               2.03